Exhibit 99.77K


For period ending December 31, 2001
File Number 811-09079
Sub-item 77K
Series 1, 2, 3 and 4

77.K. Changes in Registrant's certifying accountant

(a)      Previous independent accountants
         (i) KPMG LLP ("KPMG"), the independent accountants for Morgan Keegan Select Fund, Inc. ("Fund"), resigned as independent accountants for the Fund effective October 8, 2001. The resignation was based upon KPMG's determination that it was no longer "independent" of the Fund pursuant to their professional independence standards.
         (ii) The reports of KPMG on the financial statements of the Fund for the fiscal years ended June 30, 2000 and June 30, 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
         (iii) The decision to change independent accountants was approved by the Audit Committee of the Board of Directors of the Fund.
         (iv) For the fiscal years ended June 30, 2000 and June 30, 2001 and through the interim period preceding the resignation, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreements if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreements in connection with its report.
         (v) During the fiscal years ended June 30, 2000 and June 30, 2001 and the interim period preceding the resignation, there have been no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v) with KPMG.

(b)      New independent accountants

         The Fund engaged PricewaterhouseCoopers LLP as its new independent accountants effective January 1, 2002. During the fiscal years ended June 30, 2000 and June 30, 2001 and through the interim period preceding the resignation of KPMG, the Fund did not consult with PricewaterhouseCoopers regarding either
(1) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Fund's financial statements; or (2) any matter that was either the subject of a disagreement or a reportable event (as described in Regulation S-K, Item 304(a)(1)(v).

                                    KPMG LLP
                              50 North Front Street
                            Memphis, Tennessee 38103


February 26, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for the Morgan Keegan Select Fund, Inc. (the Fund) and, under the date of July 27, 2001, we reported on the financial statements of the Fund as of and for the years ended June 30, 2001 and 2000. On October 8, 2001, we resigned. We have read the Fund's statements included under Sub-Item 77K of its Form N-SAR for the 6-month fiscal period ended December 31, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's statement that the change in auditors was approved by the Audit Committee of the Board of Directors of the Fund or to agree or disagree with the Fund's statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Fund's financial statements. Also, we are not aware of the existence of a condition required to be reported under item 304 (a)(1)(v) of Regulation S-K; therefore, we take no position with respect to the Fund's statements contained in paragraph (a)(v) of Item 77.


Very truly yours,


/s/ KPMG LLP